RESTRICTED STOCK AWARD AGREEMENT

UNDER THE DOV PHARMACEUTICAL, INC.
2000 STOCK OPTION AND GRANT PLAN
AS AMENDED AND RESTATED AS OF MARCH 28, 2002

Name of Grantee: Arnold S. Lippa
No. of Shares: 60,000
Grant Date: May 23, 2005

Pursuant to the DOV Pharmaceutical, Inc. 2000 Stock Option and Grant Plan (the “Plan”) as amended and restated as of March 28, 2002 and as further amended through the date hereof, DOV Pharmaceutical, Inc. (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above. Pursuant to this Award, the Grantee shall receive the number of shares of Common Stock, par value $0.0001 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan.

1.  Acceptance of Award. Upon acceptance of this Award by the Grantee, the shares of Restricted Stock so accepted shall be issued and held by the Company’s transfer agent in book entry form, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a shareholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 2 below.

2.  Restrictions and Conditions.

(a)  Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Committee in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

(b)  Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(c)  If the Grantee’s service relationship with the Company and its Subsidiaries (as both an employee and director) is voluntarily or involuntarily terminated for any reason other than death prior to the vesting of any shares of Restricted Stock granted herein, such shares of Restricted Stock shall be immediately forfeited.

3.  Vesting of Restricted Stock. The restrictions and conditions in Paragraph 2 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee or director of the Company on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 2 shall lapse only with respect to the number of shares of Restricted Stock specified as vested on such date.

Number of Shares of Restricted Stock Vested	Cumulative Number of Vested Shares	Vesting Date
20,000	20,000	May 23, 2006
20,000	40,000	May 23, 2007
20,000	60,000	May 23, 2008

Subsequent to such Vesting Date or Dates, the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock. The Committee may at any time accelerate the vesting schedule specified in this Paragraph 3. In addition, in the event of the Grantee’s death or a Sale Event (as defined in the Plan) all restrictions on the Restricted Stock shall automatically lapse and such shares shall no longer be deemed Restricted Stock upon the Grantee’s death or the consummation of such Sale Event, as the case may be.

4.  Dividends. Dividends on shares of Restricted Stock shall be paid currently to the Grantee.

5.  Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.  Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

7.  Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have such minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8.  Miscellaneous.

(a)  Notice hereunder shall be mailed or delivered to the Company at its principal place of business, and shall be mailed or delivered to the Grantee at the address on file with the Company, or in either case, at such other address as one party may subsequently furnish to the other party in writing.

(b)  This Agreement does not confer upon the Grantee any rights with respect to continuation of employment or other service relationship with the Company or any Subsidiary.

DOV PHARMACEUTICAL, INC.

By:	/s/ Zola Horovitz
Zola Horovitz Chairman, Compensation Committee

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated: May 23, 2005	/s/ Arnold S. Lippa Arnold S. Lippa